Exhibit 99.2

NEWS RELEASE

Contact:
Charles H. Abdalian, Jr.	Karen L. Bergman or
Senior Vice President and CFO	Michelle Corral
Coley Pharmaceutical Group	BCC Partners (US)
+1.781.431.9044	+1.650.575.1509 or +1.415.794.8662
cabdalian@coleypharma.com	kbergman@bccpartners.com
mcorral@bccpartners.com

For Immediate Release

Coley Pharmaceutical Group Initiates Phase II Clinical Study of Actilon™ for Hepatitis C

Wellesley, MA, February 23, 2006—Coley Pharmaceutical Group, Inc. (Nasdaq: COLY) today announced the initiation of a randomized Phase II clinical study of Actilon™ (CPG 10101) for the treatment of patients with chronic Hepatitis C infection.

The Phase II clinical trial is expected to enroll ninety adults with genotype 1 Hepatitis C virus (HCV) who have failed previous therapy with the current standard of care. Subjects will be randomly assigned to one of three parallel treatment arms, which will evaluate two dose levels of Actilon (0.2 mg/kg once weekly or 0.5 mg/kg once weekly) in combination with pegylated interferon alpha and ribavirin or pegylated interferon alpha plus ribavirin alone (the current standard of care). The Phase II clinical trial is designed to compare the safety and tolerability of the different drug combinations, as well as the efficacy of the regimens in reducing viral load over 12 weeks and achieving a sustained virologic response for 24 weeks following 48 weeks of treatment. Coley expects preliminary data from this Phase II study to be available in the second half of 2006.

“This study is designed to determine how frequently the combination of Actilon plus standard of care induces early and sustained virologic responses in this population of chronic Hepatitis C patients with a very high unmet medical need,” said Robert L. Bratzler, Ph.D., President and Chief Executive Officer of Coley Pharmaceutical Group. “Based on its promising safety profile, novel dual mechanism of action, which stimulates both the innate and adaptive arms of the immune system, and preclinical and Phase I clinical studies data, we believe Actilon may prove to be an important component of both current and future therapeutic regimens in the treatment of chronic HCV.”

Subjects in each of the three arms will be treated for 12 weeks, at which time an early virologic response analysis will be conducted to assess reductions in serum HCV RNA concentrations. Those patients who achieve a greater than 1.5 log reduction in serum

HCV RNA levels compared to baseline will continue treatment in their assigned regimen for an additional 36 weeks. Patients in the standard of care arm who fail to achieve a response may be offered the option of switching to one of the combination therapy arms. Subjects whose HCV RNA levels are undetectable at the end of 48 weeks will be monitored for an additional 24 weeks to determine if they have achieved a sustained virologic response.

Actilon is currently undergoing clinical evaluation both as a monotherapy and as part of combination regimens in an ongoing Phase Ib clinical study among chronic HCV patients who have previously responded to standard treatment but have since relapsed. Preliminary results from a dose-escalation trial which evaluated Actilon’s safety when administered as a monotherapy to HCV patients demonstrated that Actilon is generally well tolerated over a wide dose range, and induces dose-dependent antiviral and immune responses consistent with the known pharmacologic mechanisms of this new class of immunomodulatory antiviral drug candidates.

About Actilon and TLR Therapeutics™

Coley’s proprietary TLR Therapeutics™ act through a specific class of targets, called Toll-like receptors, or TLRs, found in and on immune system cells which, in turn, direct the immune system to fight disease. Actilon, an investigational therapeutic, acts through the Toll-like receptor 9 (TLR9) found in dendritic cells and B cells and is designed to induce a durable and natural immune response to treat viral infections such as Hepatitis C. The compound stimulates the body’s own production of anti-viral cytokines and chemokines, such as interferons, and is designed to drive both early and sustained virus-specific memory immune responses to help clear infection.

About Hepatitis C

Hepatitis C virus, or HCV, is a blood-borne infectious disease of the liver and the leading cause of cirrhosis and a cause of liver cancer. According to the World Health Organization, HCV infects approximately 170 million people worldwide, including at least 2.7 million in the United States. Ten to twenty percent of those chronically infected with HCV will ultimately develop liver cirrhosis, making HCV the leading cause of liver transplants in the United States. The Hepatitis Foundation International estimates that between 25,000 and 30,000 Americans contract HCV each year and that between 8,000 and 10,000 people die annually from HCV-related cirrhosis or liver cancer. Currently, the standard of care for treating HCV patients is a combination regimen of long-acting interferon alpha and ribavirin. These therapies may be limited by toxicities and by viral resistance among some patients.

About Coley Pharmaceutical Group

Coley Pharmaceutical Group, Inc. is an international biopharmaceutical company, headquartered in Wellesley, Massachusetts, USA, that discovers and develops TLR Therapeutics™, a new class of investigational drug candidates that direct the human immune system to fight cancers, infectious diseases, asthma and allergy. Coley has established a pipeline of four TLR Therapeutic product candidates currently advancing through clinical development either independently or with partners, and additional product candidates in preclinical development. Coley has product development, research and license agreements with Pfizer, sanofi-aventis, Chiron, GlaxoSmithKline and the United States government.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations of the Company’s management. These statements include, but are not limited to, those relating to the design of, enrollment in, and anticipated results from planned and ongoing clinical trials of Actilon and Coley’s ability to advance the discovery, development and commercialization of its TLR Therapeutics. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties, including the future success of ongoing and planned clinical trials, the unproven safety and efficacy of products under development, outcomes of regulatory approval processes, intellectual property rights and litigation, competitive products, the ability to obtain financing, and other risks identified in Coley’s filings with the Securities and Exchange Commission including, but not limited to, Coley’s Quarterly Report on Form 10-Q for the period ended September 30, 2005. Consequently, no forward-looking statement can be guaranteed, and actual results may vary materially. Coley undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

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